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                                                               Exhibit 99.(a)(v)

                        LORD ABBETT TAX-FREE INCOME TRUST

                                  AMENDMENT TO

                       DECLARATION AND AGREEMENT OF TRUST

          The undersigned, being at least a majority of the Trustees of Lord Abbett Tax-Free Income Trust, a Delaware statutory trust (the "Trust"), organized pursuant to a declaration and agreement of trust dated May 17, 2002 (the "Declaration"), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to change the name of the Trust by substituting the name "Lord Abbett Municipal Income Trust" for the name "Lord Abbett Tax-Free Income Trust" in Section 1.1 of the Declaration.

          This instrument shall constitute an amendment to the Declaration and, following execution by a majority of the Trustees, shall be effective on December 30, 2004. This instrument may be executed in several parts.

          IN WITNESS WHEREOF, the undersigned has executed this instrument this [___]day of December, 2004.


/s/ Robert S. Dow**                            /s/ E. Thayer Bigelow***
Robert S. Dow                                  E. Thayer Bigelow


/s/ Willam H.T. Bush***                        /s/ Robert C. Calhoun**
William H.T. Bush                              Robert C. Calhoun


/s/ Julie A. Hill**                            /s/ Franklin W. Hobbs*
Julie A. Hill                                  Franklin W. Hobbs


/s/ C. Alan MacDonald**                        /s/ Thomas J. Neff***
C. Alan MacDonald                              Thomas J. Neff

* Executed by certain directors as noted on December 21, 2004.
** Executed by certain directors as noted on December 23, 2004.
*** Executed by certain directors as noted on December 31, 2004.